Exhibit 99.1

NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 201-808-8400

Champions Oncology Reports Quarterly Revenue of $6.4 Million
Reiterates Expectations for Revenue Growth of at Least 20% for Fiscal Year 2019

Hackensack, NJ – March 18, 2019 – Champions Oncology, Inc. (Nasdaq: CSBR), engaged in an end-to-end range of research and development technology solutions and services to improve the development and use of oncology drugs, today announced its financial results for the third fiscal quarter ended January 31, 2019.

Third Quarter and Recent Business Highlights:

•	Quarterly revenue of $6.4 million, an increase of 26% year-over-year

•	Reiterated forecast of at least 20% revenue growth in fiscal 2019

•	Launched ex-vivo platform and clinical flow services

•	Opened a new lab facility to support new product offerings

Ronnie Morris, CEO of Champions, commented, “With our third consecutive quarter of revenue in excess of $6 million, we remain in line with our guidance to deliver full fiscal year growth of at least 20%.”

Morris added, “We officially launched our new ex-vivo platform and clinical flow cytometry services during the quarter, expanding beyond our core PDX offering. Broadening our product line is an important step in our long-term strategy of providing additional services to meet the growing needs of Pharma and bio-tech companies.”

David Miller, CFO of Champions added, “The overall health of our business remains robust and we expect continued growth from our core products. We are very excited with our new product launches and, although clinical flow cytometry services have a longer cycle time between bookings and revenue recognition, we are building a strong pipeline which will contribute meaningfully to our financial results over the long term.”

Exhibit 99.1

Third Fiscal Quarter Financial Results

For the third quarter of fiscal 2019, revenue increased 26.5% to $6.4 million compared to $5.1 million for the third quarter of fiscal 2018. The increase in revenue is due to increased sales, both in number and size of studies, expanding our customer base, and growth of the platform. Total costs and operating expenses for the third quarter of fiscal 2019 were $6.8 million compared to $5.1 million for the third quarter of fiscal 2018, an increase of $1.7 million or 32.1%.

For the third quarter of fiscal 2019, Champions reported a loss from operations of $370,000, including $335,000 in stock-based compensation and $164,000 in depreciation expenses, an increase in the loss of $303,000 compared to the loss from operations of $67,000, inclusive of $152,000 in stock-based compensation and $105,000 depreciation expenses, in the third quarter of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported income from operations of $129,000 for the third quarter of fiscal 2019 compared to an income from operations, excluding stock-based compensation and depreciation, of $190,000 in the third quarter of fiscal 2018 a decrease of $61,000 or 32.1%.

Cost of oncology solutions was $3.4 million for the three months ended January 31, 2019, an increase of $956,000, or 38.7% compared to $2.5 million for the three months ended January 31, 2018. For the three months ended January 31, 2019, gross margin was 46.7% compared to 51.3% for the three months ended January 31, 2018. The increase in cost of oncology services was mainly due to an increase in salary and mice costs resulting from the increase in study volume. Gross margin varies based on timing differences between cost recognized on study work performed in advance of revenue recognized on study completion.

Research and development expense was $1.3 million for the three months ended January 31, 2019, an increase of $224,000, or 21.4%, compared to $1.0 million for the three months ended January 31, 2018. The increase is due to lab costs and salaries related to new product development costs. Sales and marketing expense for the three months ended January 31, 2019 was $879,000, an increase of $252,000, or 40.2%, compared to $627,000 for the three months ended January 31, 2018. The increase is mainly due to commissions paid. General and administrative expense was $1.2 million for the three months ended January 31, 2019 compared to $1.0 million for the three months ended January 31, 2018, an increase of $219,000 or 21.8%. The increase is mainly due to an increase in stock-based compensation and salary expenses.

Net cash generated was $1.4 million for the three months ended January 31, 2019 compared to $402,000 for the same period last year. The improvement in cash flow is primarily due to improving operational results.

The Company ended the quarter with $3.3 million of cash and reiterated its position that it does not intend to raise capital to fund operations.

Year-to-Date Financial Results

For the first nine months of fiscal 2019, revenue increased 26.3% to $19.3 million, as compared to $15.3 million for the first nine months of fiscal 2018. The increase in revenue is due to increased sales, both in number and size of studies, expanding our customer base, and growth of the platform. For the first nine months of fiscal 2019, total costs and operating expenses increased 18.0% to $19.0 million, as compared to $16.1 million for the first nine months of fiscal 2018. The increase in costs is mainly due to an increase in cost of sales resulting from growth in revenue.

Exhibit 99.1

For the first nine months of fiscal 2019, Champions reported an income from operations of $386,000, which includes $498,000 in stock-based compensation and $433,000 in depreciation, an improvement of $1.1 million or 151.1%, compared to the loss from operations of $755,000, inclusive of $848,000 in stock-based compensation and $253,000 depreciation, for the first nine months of fiscal 2018. Excluding stock-based compensation and depreciation, Champions reported operating income of $1.3 million for the first nine months of fiscal 2019 compared to $346,000 in the same period last year.

Net cash provided by operations was $1.6 million for the first nine months of fiscal 2019 compared to net cash used in operations of $1.2 million in 2018, an increase of $2.8 million or 230.4%. The improvement in cash flow is primarily the result of the increase in net income and improving financial results.

Cost of oncology solutions was $10.0 million for the first nine months of fiscal 2019 compared to $7.7 million for the first nine months of fiscal 2018, an increase of $2.2 million or 28.8%. Gross margin was 48.5% for the first nine months of fiscal 2019 compared to 49.5% for the first nine months of fiscal 2018. The increase in cost of oncology services was mainly due to an increase in salary and mice costs resulting from the increase in study volume. Gross margin varies based on timing differences between expenses and revenue recognition and was impacted by the increase in costs incurred in advance of revenue recognized.

Research and development expense was $3.6 million for the first nine months of fiscal 2019 an increase of $242,000, or 7.3% compared to $3.3 million for the first nine months of fiscal 2018. The increase is due to lab costs and salaries related to new product development costs. Sales and marketing expense for the first nine months of fiscal 2019 was $2.1 million, an increase of $276,000, or 14.8% compared to $1.9 million for the first nine months of fiscal 2018. The increase is mainly due to commissions paid for business development. General and administrative expense was $3.3 million for the first nine months of fiscal 2019, an increase of $144,000 or 4.5% compared to $3.2 million for the first nine months of fiscal 2018. The increase is primarily due to an increase in recruiting and salary expenses.

Conference Call Information:

The Company will host a conference call today at 4:30 p.m. EST (1:30 p.m. PST) to discuss its third quarter financial results. To participate in the call, please call 877-407-8035 (domestic) or 201-689-8035 (international) 10 minutes ahead of the call and give the verbal reference "Champions Oncology."

Full details of the Company’s financial results will be available Monday, March 18, 2019 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information

See the attached Reconciliation of GAAP net loss to Non-GAAP net income (loss) for an explanation of the amounts excluded to arrive at Non-GAAP net income (loss) and related Non-GAAP earnings (loss) per share amounts for the nine months ended January 31, 2019 and 2018. Non-GAAP financial measures provide investors and management with supplemental measures of operating performance and trends that facilitate comparisons between periods before and after certain items that would not otherwise be apparent on a GAAP basis. Certain unusual or non-recurring items that management does not believe affect the Company’s basic operations do not meet the GAAP definition of unusual or non-recurring items. Non-

Exhibit 99.1

GAAP net income (loss) and Non-GAAP earnings (loss) per share are not, and should not be viewed as a substitute for similar GAAP items. Champions’ defines Non-GAAP dilutive earnings (loss) per share amounts as Non-GAAP net earnings (loss) divided by the weighted average number of diluted shares outstanding. Champions’ definition of Non-GAAP net earnings (loss) and Non-GAAP diluted earnings (loss) per share may differ from similarly named measures used by other companies.

About Champions Oncology, Inc.

About Champions Oncology

Champions Oncology, Inc. is engaged in the development of advanced technology solutions and services to personalize the development and use of oncology drugs. The Company's technology platform is a novel approach to personalizing cancer care based upon the implantation of primary human tumors in immune deficient mice followed by propagation of the resulting engraftments, or Champions TumorGrafts, in a manner that preserves the biological characteristics of the original human tumor in order to determine the efficacy of a treatment regimen. The Company uses this technology in conjunction with related services to offer solutions for pharmaceutical and biotechnology companies seeking personalized approaches to drug development that can lower the cost and increase the speed of developing new drugs. TumorGrafts are procured through agreements with a number of institutions in the U.S. and overseas as well as through Champions' Personalized Oncology Solutions business, in which results help guide the development of personalized treatment plans for individual patients. For more information visit Champions Oncology, Inc's website (www.championsoncology.com).

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2018 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP to Non-GAAP Net Income (Loss) (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2019	2018	2019	2018
Net income (loss) - GAAP	$(369)	$(76)	$381	$(844)
Less:
Stock-based compensation	335	152	498	848
Net income (loss) - Non-GAAP	$(34)	$76	$879	$4

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended January 31,		Nine Months Ended January 31,
	2019	2018	2019	2018
EPS – GAAP, basic and diluted	$(0.03)	$(0.01)	$0.03	$(0.08)
Less:
Effect of stock-based compensation on EPS	0.03	0.01	0.04	0.08
EPS - Non-GAAP, basic and diluted	$—	$—	$0.07	$—

Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended January 31,		Nine Months Ended January 31,
	2019	2018	2019	2018
Oncology services revenue	$6,430	$5,082	$19,348	$15,319
Cost of oncology services	3,429	2,473	9,963	7,737
Research and development	1,269	1,045	3,550	3,308
Sales and marketing	879	627	2,138	1,862
General and administrative	1,223	1,004	3,311	3,167
Income (loss) from operations	(370)	(67)	386	(755)
Other (income) expense	(1)	7	5	71
Net income (loss) before provision for income taxes	(369)	(74)	381	(826)
Provision for income taxes	—	2	—	18
Net income (loss)	$(369)	$(76)	$381	$(844)

Condensed Consolidated Balance Sheets

	January 31, 2019	April 30, 2018
	(unaudited)
Cash	$3,310	$856
Accounts receivable	3,919	3,917
Other current assets	298	287
Total current assets	7,527	5,060

Restricted cash	—	150
Property and equipment, net	2,578	2,083
Other long term assets	137	116
Goodwill	669	669
Total assets	$10,911	$8,078

Accounts payable and accrued liabilities	$2,757	$2,723
Current portion of capital lease	224	26
Deferred revenue	4,723	4,704
Total current liabilities	7,704	7,453

Deferred rent	733	454
Capital lease, net of current portion	—	17
Other Non-current Liability	151	151
Total liabilities	8,588	8,075

Stockholders’ equity	2,323	3
Total liabilities and stockholders’ equity	$10,911	$8,078

Unaudited Condensed Consolidated Statements of Cash Flows

	Nine Months Ended January 31,
	2019	2018
Cash flows from operating activities:
Net Income (loss)	$381	$(844)
Adjustments to reconcile net cash provided by (used in) operations:
Stock-based compensation expense	498	848
Issuance of common stock for services	8	15
Depreciation and amortization expense	433	253
Allowance for doubtful accounts	53	—
Deferred rent	279	302
Changes in operating assets and liabilities	(42)	(1,809)
Net cash provided by (used in) operating activities	1,610	(1,235)

Cash flows from investing activities:
Purchases of property and equipment	(693)	(1,017)
Net cash used in investing activities:	(693)	(1,017)

Cash flows from financing activities:
Proceeds from the exercise of stock options	1,440	38
Capital lease payments	(53)	(19)
Net cash provided by financing activities:	1,387	19

Increase (decrease) in cash and restricted cash	2,304	(2,233)
Cash and restricted cash, beginning of period	1,006	3,295
Cash and restricted cash, end of period	$3,310	$1,062

Non-cash investing activities:
Purchase equipment under capital lease	235	—